Exhibit 99.1

FORTUNE BRANDS, INC.

INTRODUCTION TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements relate to the acquisition by Fortune Brands, Inc. (“Fortune Brands” or the “Company”) of several spirits and wine brands, distribution businesses and related assets and liabilities (“Allied/Fortune Assets”) from Pernod Ricard S.A. (“Pernod”). On July 26, 2005, a subsidiary of the Company acquired tracker shares in Goal Acquisitions Limited (“Goal”) that convey economic rights, for a subscription price of approximately £2.7 billion ($4.9 billion). Goal is an indirect subsidiary of Pernod, which was formed to acquire all of the shares of Allied Domecq PLC (“Allied”).

The Allied/Fortune Assets are owned by Goal subsidiaries and will be legally transferred to one or more subsidiaries of Fortune Brands over a six month period beginning July 26, 2005. The number of outstanding tracker shares will be reduced as assets are legally transferred. The cost of the acquisition is subject to change based on purchase price adjustments to reflect the historical profit of the brands to be purchased and working capital levels as of July 26, 2005. In addition, the transaction was structured so that the Company has contractual rights relating to certain management and operations of the Allied/Fortune Assets (other than Maker’s Mark) until they are legally transferred.

The purchase of the Larios gin brand and associated assets directly from an affiliate of Pernod Ricard closed in a separate transaction on September 8, 2005. The Larios acquisition cost was $0.1 billion, and due to immateriality is excluded from the pro forma combined financial statements.

The historical financial information of Fortune Brands set forth below has been derived from the historical audited and unaudited consolidated financial statements of Fortune Brands included in the Annual Report on Form 10-K for the year ended December 31, 2004 and the Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2005. The unaudited pro forma consolidated balance sheet was prepared as if the acquisition and legal transfer of the Allied/Fortune Assets occurred as of June 30, 2005. The unaudited pro forma consolidated statements of income were prepared as if the acquisition and legal transfer of the Allied/Fortune Assets occurred as of January 1, 2004. The pro forma financial statements, however, should not be deemed to represent future results of operations or the financial position of Fortune Brands.

The Allied/Fortune Assets most recent fiscal year end is August 31, 2004. Since the Allied/Fortune Assets and Fortune Brands most recent fiscal year ends differ by more than 93 days, the Securities and Exchange Commission rules require that the reporting periods be more closely aligned for the purpose of preparing pro forma financial information. As a result, the pro forma statement of income was prepared by combining the Fortune Brands statements of income for the year ended December 31, 2004 and the six months ended June 30, 2005 with the Allied/Fortune Assets statements of revenues and direct expenses for the twelve months ended February 28, 2005 and the five months and 25 days ended July 25, 2005, respectively. The impact of including February 2005 in both the twelve months ended February 28, 2005 and five month and 25 day period ended July 25, 2005 for the Allied/Fortune Assets is not material because February 2005 sales (approximately $100 million) align closely with an average month of sales and results from operations for either period would not change materially by shifting one month. For the pro forma balance sheet, the Fortune Brands quarter ended June 30, 2005 was combined with the July 25, 2005 closing date statement of net assets to be sold for the Allied/Fortune Assets.

The reporting currency of the Allied/Fortune Assets is the pound sterling. The historical combined statement of net assets to be sold of the Allied/Fortune Assets as of July 25, 2005 was translated into U.S. dollars at the closing exchange rate on that date of 1.7459 U.S. dollars to one pound sterling. The historical combined statements of revenues and direct expenses of the Allied/Fortune Assets for the year ended February 28, 2005 and the five months and 25 days ended July 25, 2005 were translated into U.S. dollars at the average exchange rate for the related period of 1.8396 and 1.8557 U.S. dollars to one pound sterling, respectively. These translations should not be construed as a representation of the U.S. dollar amounts actually corresponding to these pound sterling amounts.

Historically, the Allied/Fortune Assets were an integrated business within the Spirits and Wine segment of Allied and had no separate legal or operational reporting status. Furthermore, separate audited financial statements were not prepared for the Allied/Fortune Assets. As a result, the combined statements of net assets to be sold and the combined statements of net revenues and direct expenses were derived from the historical accounting records of Allied including estimated allocation of certain expenses, such as sales and marketing and general and administrative expenses. Certain other expenses and income such as corporate overheads, interest income and expense, and income taxes were excluded from the combined statements of net assets to be sold and combined statements of revenues and direct expenses, as it is not practical to isolate or allocate these expenses to the business. Therefore, the Allied/Fortune Assets combined statements of revenues and direct expenses are not indicative of future financial position or results of operation of the business. For additional information, refer to the unaudited pro forma financial information on the Allied/Fortune Assets in Exhibit 99.2 to this Form 8-K/A.

The unaudited pro forma financial information presented does not purport to represent what the results of operations or financial position of Fortune Brands would actually have been had the acquisition occurred on the dates noted above, or to project the results of operations or financial position of Fortune Brands for any future periods. The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable. The adjustments are directly attributable to the transaction and are expected to have a continuing impact on the financial position and results of operations of Fortune Brands. The pro forma adjustments include estimates of the allocation of the purchase price to the assets acquired and liabilities assumed. As of the date of this filing, Fortune Brands has engaged independent valuation specialists to complete the appraisals necessary to determine the fair market value of assets acquired and liabilities assumed of the Allied/Fortune Assets, however a final determination of the allocation of the purchase price has not yet been completed. The final purchase price allocation may differ from the pro forma amounts reflected herein. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made. However, the Company has not yet had sufficient access to the books, records and personnel of the Allied/Fortune assets to evaluate, among other things, the existing disclosure controls and procedures or internal controls over financial reporting of the Allied/Fortune Assets. In addition, some or all of the Allied/Fortune Assets may be legally transferred to the Company through sales of stock or mergers, rather than asset sales, resulting in contingent liabilities (and contingent indemnity rights) that might ultimately require reserves or disclosure in the financial statements or notes to financial statements of the Company.

The unaudited pro forma financial information also gives effect to the spin-off of the Company’s ACCO World Corporation business, which was completed on August 16, 2005. The spin-off is not reflected in the Company’s historical balance as of June 30, 2005 and the statements of income for the six months ended June 30, 2005 and the year ended December 31, 2004. See the Company’s Current Report on Form 8-K dated August 22, 2005 for additional information concerning the adjustments and assumptions used in connection with the spin-off of that business.

The Company expects to incur restructuring charges as a result of the acquisition. Where factually supportable, estimated costs are included in the pro forma adjustments. Additional restructuring costs will be recorded when factually supportable information is available in order to estimate these costs. In addition, some costs for the Company’s integration plans are not included in the purchase price allocation but will be charged to the statement of income as incurred over the next year. The pro forma adjustments do not reflect any operating efficiencies or cost savings that may be achievable with respect to the combined business of Fortune Brands and the Allied/Fortune Assets.

The unaudited pro forma consolidated financial information should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the historical financial statements and related notes thereto of Fortune Brands included in the 2004 Annual Report on Form 10-K and the Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2005.

The acquisition of the Allied/Fortune Assets will be accounted for in accordance with FAS 141, “Business Combinations” and FIN 46(R), “Consolidation of Variable Interest Entities.” Accordingly, effective July 26, 2005, the financial results associated with the assets and liabilities will be included in the consolidated statements of income and cash flows of Fortune Brands and the assets and liabilities, where appropriate, will be included on the consolidated balance sheet.

FORTUNE BRANDS, INC.

Unaudited Pro Forma Combined Balance Sheet

(In millions)

	Historical Fortune Brands June 30, 2005	Historical Allied/Fortune Assets July 25, 2005	Allied/Fortune Assets Pro Forma Adjustments			ACCO World Corporation June 30, 2005(f)	Pro Forma Combined
			Purchase Accounting	Financing
Assets
Current assets
Cash and cash equivalents	$152.1	$—	$—	$(17.6	)(a)	$85.1	$219.6

Accounts receivable, net	1,219.8	266.8	—	—		(267.0)	1,219.6

Inventory
Maturing inventory	279.6	817.8	15.4	—	(c)	—	1,112.8
Other raw materials, supplies and work in process	324.7	34.7	(2.6)	—	(c)	(33.3)	323.5
Finished products	511.5	155.6	(36.0)	—	(c)	(154.5)	476.6

	1,115.8	1,008.1	(23.2)	—		(187.8)	1,912.9

Other current assets	317.1	45.4	(11.8)	—	(b)	(34.3)	323.9

			7.5		(d)

Total current assets	2,804.8	1,320.3	(27.5)	(17.6)		(404.0)	3,676.0

Property, plant and equipment, net	1,382.0	342.0	287.4	—	(c)	(155.6)	1,855.8

Goodwill resulting from business acquisitions	2,008.6	—	1,007.2	—	(c)	—	3,015.8

Other intangible assets resulting from business acquisitions, net	1,332.0	380.8	3,004.2	—	(c)	(115.2)	4,601.8

Other assets	455.1	—	—	17.6	(a)	(121.2)	351.5

Total assets	$7,982.5	$2,043.1	$4,271.3	$—		$(796.0)	$13,500.9

FORTUNE BRANDS, INC.

Unaudited Pro Forma Combined Balance Sheet

(In millions)

	Historical Fortune Brands June 30, 2005	Historical Allied/Fortune Assets July 25, 2005	Allied/Fortune Assets Pro Forma Adjustments			ACCO World Corporation June 30, 2005(f)	Pro Forma Combined
			Purchase Accounting	Financing
Liabilities and stockholders’ equity
Current liabilities
Notes payable to banks	$16.8	$—	$—	$—		$(0.9)	$15.9
Commercial paper	503.7	—	—	2,065.2	(c)	(503.7)	2,065.2
Current portion of long-term debt	0.3	—	—	—		—	0.3
Accounts payable	380.6	92.5	—	—		(101.6)	371.5
Accrued taxes	257.3	—	—	—		(8.7)	248.6
Accrued customer programs	204.8	—	—	—		(76.3)	128.5
Accrued salaries, wages, and other compensation	145.7	—	—	—		(17.4)	128.3
Accrued expenses and other liabilities	352.1	207.9	29.1	—	(b)	(37.1)	579.9

			27.9	—	(c)

Total current liabilities	1,861.3	300.4	57.0	2,065.2		(745.7)	3,538.2

Long-term debt	1,238.4	—	—	2,750.0	(c)	—	3,988.4
Deferred income	132.8	—	—	—		—	132.8
Other liabilities	870.1	1.7	1,117.2	—	(d)	(55.3)	1,956.6

			22.9		(c)

Total liabilities	4,102.6	302.1	1,197.1	4,815.2		(801.0)	9,616.0

Minority interest in consolidated subsidiaries	371.2	—	—	—		(14.4)	356.8

Stockholders’ equity
$2.67 Convertible Preferred stock	6.9	—	—	—		—	6.9
Common stock	717.4	—	—	—		—	717.4
Paid-in capital	177.0	—	—	—		—	177.0
Accumulated other comprehensive income	(26.2)	—	—	—		(0.2)	(26.4)
Retained earnings	5,782.9	—	—	—		19.6	5,802.5
Treasury stock, at cost	(3,149.3)	—	—	—		—	(3,149.3)
Allied/Fortune Assets investment	—					—	—

Total stockholders’ equity/Net assets to be sold	3,508.7	1,741.0	3,074.2	(4,815.2	)(e)	19.4	3,528.1

Total liabilities and stockholders’ equity	$7,982.5	$2,043.1	$4,271.3	$—		$(796.0)	$13,500.9

FORTUNE BRANDS, INC.

Unaudited Pro Forma Combined Statement of Income

(In millions, except per share amounts)

	Historical Fortune Brands For the Six Months Ended June 30, 2005	Historical Allied/Fortune Assets For the Five Months and 25 Days Ended July 25, 2005	Allied/Fortune Assets Pro Forma Adjustments			ACCO World Corporation For the Six Months Ended June 30, 2005(h)	Pro Forma Combined
			Purchase Accounting	Financing
Net sales	$3,863.0	$713.9	$(142.9)	$—	(a)	$(562.4)	$3,871.6

Cost of products sold	2,139.7	227.0	2.8	—	(b)	(343.3)	2,026.2
Excise taxes on spirits and wine	136.1	170.7	(142.9)	—	(a)	—	163.9
Advertising, selling, general and administrative expenses	954.9	195.6	5.4	—	(c)	(167.3)	988.6
Amortization of intangibles	17.4	—	6.8	—	(d)	(1.0)	23.2
Restructuring charges	—	5.2	—	—		—	5.2

Operating income	614.9	115.4	(15.0)	—		(50.8)	664.5

Interest expense	44.4	—	—	95.1	(e)	(5.2)	134.3
Other (income) expense, net	14.6	—	—	1.3	(f)	(0.7)	15.2

Income before income taxes and minority interests	555.9	115.4	(15.0)	(96.4)		(44.9)	515.0

Income taxes	193.3	—	36.2	(34.7	)(g)	(17.6)	177.2
Minority interests	9.6	—	—	—		(0.6)	9.0

Net income/Excess of revenues over direct expenses	$353.0	$115.4	$(51.2)	$(61.7)		$(26.7)	$328.8

Earnings per common share
Basic	$2.43						$2.26
Diluted	$2.35						$2.19

Average number of common shares outstanding
Basic	145.1						145.1
Diluted	150.0						150.0

FORTUNE BRANDS, INC.

Unaudited Pro Forma Combined Statement of Income

(In millions, except per share amounts)

	Historical Fortune Brands For the Year Ended December 31, 2004	Historical Allied/Fortune Assets For the Year Ended February 28, 2005	Allied/Fortune Assets Pro Forma Adjustments			ACCO World Corporation For the Year Ended December 31, 2004(h)	Pro Forma Combined
			Purchase Accounting	Financing
Net sales	$7,320.9	$1,585.0	$(341.1)	$—	(a)	$(1,175.7)	$7,389.1

Cost of products sold	4,052.5	480.5	5.7	—	(b)	(710.4)	3,828.3
Excise taxes on spirits and wine	299.7	396.4	(341.1)	—	(a)	—	355.0
Advertising, selling, general and administrative expenses	1,779.5	396.4	1.8	—	(c)	(345.9)	1,831.8
Amortization of intangibles	36.7	—	13.7	—	(d)	(1.3)	49.1
Write-down of intangibles	—	118.5	—	—		—	118.5
Restructuring charges	29.2	14.5	—	—		(19.4)	24.3

Operating income	1,123.3	178.7	(21.2)	—		(98.7)	1,182.1

Interest expense	87.9	—	—	190.2	(e)	(10.6)	267.5
Other (income) expense, net	(50.2)	—	—	2.5	(f)	3.3	(44.4)

Income before income taxes and minority interests	1,085.6	178.7	(21.2)	(192.7)		(91.4)	959.0

Income taxes	283.0	—	56.7	(69.4	)(g)	(22.1)	248.2
Minority interests	18.8	—	—	—		(1.7)	17.1

Net income/Excess of revenues over direct expenses	$783.8	$178.7	$(77.9)	$(123.3)		$(67.6)	$693.7

Earnings per common share
Basic	$5.40						$4.78
Diluted	$5.23						$4.63

Average number of common shares outstanding
Basic	145.1						145.1
Diluted	149.9						149.9

FORTUNE BRANDS, INC.

NOTES TO PRO FORMA FINANCIAL STATEMENTS

PRO FORMA BALANCE SHEET ADJUSTMENTS

(a)	Represents estimated payment of deferred debt issuance costs.

(b)	Represents estimated costs directly attributable to the acquisition of the Allied/Fortune Assets that the Company expects to incur related to the acquisition ($40.9 million). As of June 30, 2005, $11.8 million was paid and the remaining $29.1 million is included in accrued liabilities. The transaction costs consist primarily of investment banker and legal fees. Actual costs may vary from this estimate.

(c)	Estimated goodwill is the consideration given in determining the purchase price, offset by the estimated fair value of net assets acquired, as shown below:

		(in millions)
Consideration given for the Allied/Fortune Assets		$4,815.2
Transaction costs		40.9

Total purchase price		4,856.1
Less allocation to assets acquired:
Accounts receivable	$266.8
Inventory (1)	984.9
Fixed assets	629.4
Other current assets	45.4
Intangible assets at fair value	3,385.0
		5,311.5

Plus fair value of liabilities assumed:
Accounts payable and accrued liabilities (2)	328.3
Deferred income taxes	1,109.7
Other liabilities	24.6

		1,462.6

Goodwill		$1,007.2

(1)	Pro forma adjustments include an increase in the fair value of maturing stock and finished goods inventory aggregating $47.9 million, which were more than offset by a reduction of $71.1 million to align the historical Allied/Fortune Assets to the Company’s current sales strategy.
(2)	Includes $27.9 million of factually supportable estimated restructuring liabilities. In addition, the Company anticipates that it will record additional liabilities as of the acquisition date, directly related to the acquisition of the Allied/Fortune Assets, when factually supportable information is available to estimate the costs, which may be material.

Fortune Brands engaged third party valuation specialists to value the acquired assets. Until completion of the third party valuations, which are currently in progress, the estimated fair values, related amortization periods, and amortization expense are subject to change. The following table summarizes (in millions) the estimated identifiable intangible assets by category and the average amortization periods.

	Weighted Average Amortization Period	Fair Value
Finite-lived intangible assets:
Tradenames	29.9 years	$317.4
Customer Relationships	2 years	6.1

Total finite-lived intangible assets		$323.5

Indefinite-lived intangible assets:
Tradenames		$3,061.5
Goodwill		1,007.2

Total indefinite-lived intangible assets		$4,068.7

(d)	Represents deferred income taxes resulting from the pro forma adjustments made to the unaudited combined pro forma balance sheet, including fair value adjustments made to the Allied/Fortune Assets, as well as estimated deferred taxes on the Allied/Fortune Assets statement of net assets to be sold.

(e)	Represents the reversal of the historical net assets acquired of the Allied/Fortune Assets.

(f)	Represents pro forma adjustments as of June 30, 2005 relating to the spin-off of ACCO World Corporation, which occurred on August 16, 2005. See Current Report on Form 8-K dated August 22, 2005 for a statement of adjustments and assumptions used in compiling this pro forma financial information.

1.	Assets and liabilities attributable to the ACCO World Corporation business as of June 30, 2005.

2.	Reduction in commercial paper as a result of receipt of the cash dividend ($613.3 million).

3.	Pro forma adjustment to retained earnings to reflect distribution of shares of ACCO World Corporation common stock to Fortune Brands shareholders.

PRO FORMA INCOME STATEMENT ADJUSTMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2005 AND FOR THE YEAR ENDED DECEMBER 31, 2004

(a)	Reclassification of duties paid in countries other than the U.S. to align reported Allied/Fortune Assets with the Company’s reported U.S. federal excise taxes.

(b)	Represents depreciation expense resulting from the fair value adjustment to fixed assets acquired based on the estimated useful lives, which is an average of 15 years. Depreciation of the fair value adjustment is amortized over a period of 10 to 40 years based on the estimated remaining useful life of the assets. Excludes any adjustment to cost of sales related to the fair value step-up of inventory due to the non-recurring nature of this expense.

(c)	Represents the incremental pension cost to adjust pension expense from a cash contribution basis, as reported in the statements of revenues and direct expenses of Allied/Fortune Assets, to an actuarial basis.

(d)	Represents amortization expense of finite-lived intangible assets recorded as a result of the acquisition. Pro forma amortization expense was based on straight-line amortization over the estimated weighted average useful life of 29.9 years for tradenames and 2 years for customer relationships.

(e)	Represents increased interest expense based on the following pro forma amounts of debt giving effect to the financing contemplated in connection with the acquisition as if the financing was outstanding during the entire period shown. The acquisition was initially financed with short-term borrowings under bank credit agreements and the Company expects to issue new long-term debt, some of which may be under an existing shelf registration. It is expected that maturities will range from 3 years to 30 years. A portion of the new long-term debt may be denominated in other currencies. As a result of the acquisition, the debt structure is expected to be:

(in millions)
Fixed rate debt	$2,750.0
Commercial paper	2,065.2

Total purchase price (excluding Larios)	$4,815.2

The interest rate on the fixed rate debt is expected to be approximately 4.75%. Pro forma interest rate on commercial paper was determined based on the Fortune Brands interest rate for the six months ended June 30, 2005, adjusted for the credit rating subsequent to the acquisition. As a result, a commercial paper interest rate of 2.885% was used for the twelve months ended December 31, 2004 and the six months ended June 30, 2005.

A change in the interest rate of one-fourth of one percent would affect interest expense, net of taxes, for the twelve months ended December 31, 2004 as follows:

(in millions)
Fixed rate debt	$4.4
Commercial paper	3.3

Total	$7.7

(f)	Represents amortization of estimated deferred debt issuance costs ($17.6 million) on a straight line basis over the life of the related debt (maturities range from 3 to 30 years).

(g)	Represents the estimated tax effect on the excess of revenues over direct expenses of the Allied/Fortune Assets and other pro forma adjustments at a 36% worldwide blended statutory rate.

(h)	Represents pro forma adjustments related to the spin-off of ACCO World Corporation which occurred on August 16, 2005. See Current Report on Form 8-K dated August 22, 2005 for a statement of adjustments and assumptions used in compiling this pro forma financial information.

1.	Results of ACCO World Corporation business.

2.	Executive compensation and consulting expenses which were paid by Fortune Brands on behalf of ACCO World Corporation based on actual direct costs incurred.

3.	Interest expense associated with Fortune Brands outstanding debt that was allocated to ACCO World Corporation based on average net assets of ACCO World Corporation as a percent of net assets plus average consolidated debt not attributable to other operations of Fortune Brands.

4.	Pro forma income tax adjustments for the elimination of the ACCO World Corporation business are at the effective tax rate for the business. Pro forma income tax adjustments for expenses incurred by Fortune Brands (executive compensation, consulting and interest expense) are at the Fortune Brands Corporate effective tax rate.